AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

     THIS AGREEMENT, is entered into and dated as of the 6 th day of February, 1998, by and between Stage Stop Gaming Hall, Inc. ("Buyer"), and Gold Coin Incorporated, a Delaware corporation, d/b/a Lady Luck Gold Coin Gambling Hall & Saloon in Central City, Colorado ("Seller").

RECITALS:

     This  Agreement  is  made  with  reference  to  the  following   facts  and
objectives:

     (A) Seller, owns certain assets associated with its business known as Lady Luck Gold Coin Gambling Hall & Saloon in Central City, Colorado,("Premises"), (and is hereinafter referred to as the "Business") and it desires to sell a substantial portion of such Assets to Buyer upon the terms and conditions set forth in this Agreement.

     (B) Buyer desires to purchase such assets of Seller upon the terms and conditions set forth in this Agreement.

     (C) In addition to physical assets, Buyer desires and Seller desires to terminate in favor of Buyer certain licenses, permits, rights and other similar assets so as to enable Buyer to operate a limited gaming casino at the Premises.

     (D) Seller is liable to Buyer pursuant to that certain Promissory Note and Deed of Trust dated May 31, 1991 ("Loan") assumed by Seller. Buyer, subject to the terms, conditions, and provisions of this Agreement agrees to have the Note Holder, currently J.D. Carelli, execute and deliver to Seller a covenant not to sue Seller on the Loan. Buyer shall also provide Seller an appropriate release from any personal liability on the Loan executed by Note Holder in a form reasonably satisfactory to the parties.

     (E) Seller for the mutual promises set out herein, and as further consideration for and an inducement to Buyer to enter into this transaction, are willing to undertake certain obligations as provided herein:


AGREEMENT:

     NOW, THEREFORE, in consideration of the recitals and the mutual agreements, provisions, and covenants herein contained, the parties hereto hereby agree as follows:

     1. Sale of Assets. Except as provided herein, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, the following described properties and assets, free and clear of all liens and encumbrances:

     1.1 Inventory and Supplies. All inventory and supplies of Seller shall be transferred to Buyer, except as excluded on Schedule 2. Seller shall maintain the inventory level from the date of this agreement and Closing in its normal course of business. Buyer shall be entitled to have an itemized physical inventory be taken by Buyer and Seller as set forth in Section 9 of this Agreement.

     1.2 Furniture, Equipment, and Machinery. All items of furniture, equipment, machinery, fixtures, tools, devices, vehicles, and other tangible personal property shall be described on Schedule 1.2 pursuant to Section 9 of this Agreement which shall include, but not be limited to the tangible personal property located as of the date of this Agreement on the Premises ("Casino F,F & E") (collectively "Fixed Assets") , except as excluded on Schedule 2. At closing, Seller shall issue its warranty to Buyer that the Casino F,F & E, to the best of Seller's knowledge, is in good working condition, except as disclosed in writing to Buyer on or before February 10, 1998. Seller agrees that limited gaming devices shall be transferred to Buyer, at no additional cost or expense to Buyer by one who holds a proper license to do so, e.g. IGT

     1.3 Surrender and Transfer of Licenses. All right, title and interest of Seller in any licenses it holds for and at the Premises for limited gaming, liquor, and the like to operate its Business shall be terminated, surrendered, or canceled along with all other obligations imposed by the applicable local and Colorado governmental agencies concurrent with the Closing.

     1.4 Trade Name, Trademark, and Service Mark. All right, title, and interest in the Trade Name, Trademark, Service Mark, Registrations, and pending Applications for Registration, if any for "Gold Coin," and other similar names, (the "Name"). Following Closing Seller shall amend its Articles of Incorporation to a name dissimilar to the "Name" which shall be the property of Buyer. Seller shall release and waive any and all rights thereto and will not make use thereof after Closing.

     1.5 Leases and Contracts. All of Seller's right, title and interest in and to the leases, contracts, purchase and sales contracts, and other agreements listed on Schedule 1.5 attached hereto, true and correct copies of which shall be delivered to Buyer by Seller.

     1.6 Other Assets; Consent of Third Parties. If assignment or transfer of any assets shall require the consent of any party thereto other than Seller, this Agreement shall not constitute an agreement to assign the same, and such items shall not be assigned to nor assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default thereunder. Seller shall use its reasonable efforts to obtain such consents, to the extent required, of such other parties to such items. If any such consent cannot be obtained, Seller will cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable item while protecting Seller from continuing liabilities or obligations thereunder. Seller's "Gold Coin" tokens shall be transferred to Buyer, for which Buyer agrees to assume redemption liability for all outstanding "Gold Coin" tokens. Buyer shall also receive all furniture and equipment at Seller's office located in Golden Colorado, and its warehouse/storage facility in Colorado, such items are transferred in an AS IS, WHERE IS CONDITION, which Buyer shall cause to be removed from such location(s) following Closing. All books and records of Seller relating to the Assets shall be retained by Seller and shall remain in its physical possession. Buyer, however, may reasonably inspect, copy, examine, and review all of said books and records, at the Premises, or within the greater Denver metropolitan area, without restriction following the date hereof.

     1.7 Customer Lists. All lists of customers of Seller, both active and inactive, associated with its Business.

     1.8 Slot Club Liability; Payment to Buyer at Closing. Buyer agrees to assume redemption liability for all outstanding "points" or script to members of Seller's Mad Money Slot Club of the Business. Seller agrees to pay to Buyer at Closing the sum of $12,000.00 due to replacement or repair of the carpet at the Premises, Buyer agrees to accept the condition of the carpet.

     1.9 Leasehold Improvements. All improvements made to the Premises which are not otherwise fixtures or part of the real estate transferred to the Buyer pursuant to the terms of the attached Commercial Contract to Buy and Sell Real Estate.

     2. Excluded Assets. Except as otherwise agreed, Buyer shall not purchase any of Seller's cash or those assets described on Schedule 2 and shall not purchase or assume any contract or agreement other than those described on
Schedule 1.5.

     3. Consideration Payable to Seller by Buyer. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, assignment, transfer and delivery by Seller of the Assets pursuant to Section 1 hereof, Buyer agrees as follows:

     3.1  Purchase  Price for the  Assets.  The  purchase  price for the  Assets described in Section 1 and the Real Estate as described in the attached concurrent Contract to Buy and Sell Real Estate for the Premises (120 Main Street, Central City, Colorado 80427) shall be the agreement of Buyer to have the Note Holder at Closing execute a covenant not to sue Seller on the existing Promissory Note and Deed of Trust dated May 31, 1991 ("Loan") valued at the outstanding balance of the "Loan" (which principal balance as of the date of this Agreement and the concurrent Contract is agreed upon to be $2,750,000.00) dated May 31, 1991, and recorded June 6, 1991 in Book 512 at Page 426 in the Clerk and Recorder's Office of the County of Gilpin, State of Colorado, and to supply to Seller an appropriate release from personal liability on the loan in a form reasonably satisfactory to the parties.

     3.1A Earnest Money. (Omitted)

     3.1B Down Payment. (Omitted)

     3.1C Assumption of Debt. (Omitted)

     3.1D Balance and Terms. (Omitted)

     3.2 Assumption of Liabilities. From and after the Closing Date, Buyer shall assume and agree to pay, perform and discharge the obligations of Seller accruing from and after the Closing Date only with respect to the lease and other contracts described in Sections 1.5, and 1.6. Buyer does not assume and shall not be deemed to have assumed any other liability or obligation of Seller.

     3.3 Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated to the Assets in accordance with this section after inventory pursuant to Section 9 of this Agreement and a written allocation of the Purchase Price shall then be completed, and attached to this Agreement as
Schedule 3.3.

     The parties hereto acknowledge that such allocation, when agreed upon in writing between the parties, will represents the fair market value of the Assets and shall be binding upon the parties hereto for federal and state tax purposes. The parties shall agree, in writing, on or before the Deadline Date on such written allocation of purchase price, as a condition precedent to this agreement.

     4. Ancillary Agreements. The transaction contemplated herein includes the parties hereto entering into certain additional agreements, as enumerated in this Section 4, which shall be executed and delivered simultaneous with the execution of this Agreement (the "Ancillary Agreements"). All such Ancillary Agreements shall be agreed to between Buyer and Seller, in writing, on or before the "Deadline Date", as a condition precedent to this Agreement.

     4.1 Consulting Agreement. The parties agree that Seller shall, without cost to Buyer, familiarize and acquaint Buyer with all material aspects of Seller's Business from the date of Closing and for thirty (30) working days from the day of Closing.

     4.2 Non-Compete Agreement. (Omitted)

     4.3 Assumption and Assignment Agreement. The parties agree to enter into an Assumption and Assignment Agreement in substantially the form as set forth as
Schedule 4.3 ("Assumption and Assignment Agreement").

     4.4 Corporate Restrictions. (Omitted)

     5. Prior to Closing.

     5.1 Operation Of The Company Prior To Closing. Seller hereby agrees, from the date of execution of this Agreement to Closing, to carry on its business activities and operations diligently and in substantially the same manner as has been customary in the past. It is the intent of both parties to have Buyer acquire the assets and to minimize the time period where the Premises would be closed or not open to the public. Notwithstanding the foregoing, the parties recognize and agree that for a period immediately prior to Closing, which shall not exceed two (2) calendar days, Seller will need to close its Business at the Premises to fulfill its obligations to both the City and State license law officials, including surrender or termination of its respective liquor and limited gaming licenses to permit issuance of like licenses to Buyer ("Closure").

     5.2 Company Premises And Assets. Except as provided for in subsection 5.1 above, until Closing and possession is given to Buyer, Seller agrees to operate and maintain the Premises and the Assets in good working order and condition.

     5.3 Loss/Damage. In the event there is any loss or damage to the Premises or the Assets at any time prior to Closing, the risk of loss shall be upon the Seller. From Closing and thereafter, all risk of loss or damage shall be upon Buyer.

     5.4 Deadline Date. The parties agree whenever the term "Deadline Date" is utilized in this Agreement, that on or before February 5, 1998, shall be the date and meaning of the term "Deadline Date".

     6. Closing. Closing will take place at a time and date mutually agreeable to the parties, but in no event later than February 13, 1998 ("Closing Date"), unless extended in writing by the parties hereto. Notwithstanding the foregoing, in the event Seller is unable to obtain the necessary consents and releases to permit title to the Assets to be transferred to Buyer free and clear of all liens, Closing shall be extended by written notice from Seller to Buyer to a date certain acceptable to both parties, and if not previously tendered, Seller shall remit interest due and payable to J.D. Carelli pursuant to the terms of the Promissory Note. Any such extended Closing Date shall be not less than three
(3) calendar days from the prior Closing Date. If Closing does not occur on or before March 13, 1998 this contract shall terminate, and the parties shall be relieved of all obligations hereunder

     7. Buyer's Obligations at Closing. At Closing, Buyer shall:

     7.1 Deliver Documents. Deliver to Seller, executed duplicate originals of:

     (A) Such other general assignments or successor agreements regarding any contract or Assent, such as the business telephone number, which Buyer is assuming and agreeing to pay.

     (B) Execute and deliver the documents set forth in Sections 3.1C and 3.2, and any other documents required in this Agreement..

     (C) Corporate authority of the Buyer to execute the Agreement, Contract, and the Ancillary Agreements and other documents pursuant to the terms of this Agreement.

     (D) Buyer shall deliver, pursuant to Section 3.1, the executed Covenant Not to Sue Seller on the Promissory Note and Release of Seller from the Loan.

     8. Seller's and Shareholders' Obligations at Closing. At Closing, Seller and Shareholders shall:

     8.1 Deliver Documents. Deliver to Buyer, executed duplicate originals of:

     8.1A Such other general assignments or successor agreements regarding any contract or assent, such as the business telephone number, which Buyer is assuming and agreeing to pay.

     8.1B Except as set forth in 8.1C, a General Warranty Bill of Sale conveying to Buyer the Assets of the Business pursuant to Section 1.2 of this Agreement) to be transferred pursuant to this Agreement, the form of the Bill of Sale shall be mutually agreed upon by the parties. Such agreement as to form of the Bill of Sale shall be agreed upon in writing between the parties on or before the Deadline Date.

     8.1C A General Warranty Bill of Sale from a licensed limited gaming device vendor for all of the gaming devices pursuant to Section 1.3. At closing, Seller shall issue its warranty to Buyer that the Casino F,F & E, to the best of Seller's knowledge, is in good working condition, except as previously disclosed in writing to Buyer pursuant to subsection 1.2 of this Agreement. All other included assets and items shall be transferred to Buyer in an AS IS, WHERE IS CONDITION. Seller agrees that limited gaming devices shall be transferred to Buyer, at no additional cost or expense to Buyer by one who holds a proper license to do so, e.g. IGT

     8.1D Termination, surrender, or cancellation of all right, title and interest of Seller in any licenses it holds for and at the Premises for limited gaming, liquor, and the like to operate its Business along with fulfillment of all other obligations imposed by the applicable local and Colorado governmental agencies concurrent with the Closing.

     8.1E Transfer to Buyer all right, title, and interest in the Trade Name, Trademark, Service Mark, Registrations, and pending Applications for Registration, if any for "Gold Coin," and other similar names, (the "Name"). Seller shall release and waive any and all rights thereto and will not make use thereof after Closing. Following Closing Seller shall amend its Articles of Incorporation to a name dissimilar to the "Name" which shall be the property of Buyer.

     8.1F Evidence that Seller has paid or at Closing will pay all taxes and obligations, accrued as of the date of Closing, including but not limited to all social security, withholding, head, sales, workman's compensation, unemployment insurance, gaming taxes and device fees (taxes based on AGP and device fees, local and state) and income taxes to all applicable taxing, governmental or other authorities.

     8.2 Instruments of Conveyance. Execute and deliver such assignments, bills of sale, endorsements, notices, consents, and assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective to vest in Buyer good and marketable title to all of the Assets. Simultaneously with such delivery, Seller shall take all such steps as may be necessary to put Buyer in actual possession and control of the Assets. Seller further agrees that it will at any time, and from time to time after the Closing Date, upon the reasonable request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this agreement for the better assigning, transferring, granting, conveying, asserting and confirming to Buyer or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or other properties sold, conveyed, assigned, transferred and delivered at the Closing to Buyer as provided herein. Both parties agree to execute any post closing documents reasonably required of the other party.

     8.3 Resolutions. Deliver a copy of the Resolution of the Board of Directors and the Shareholders of Seller authorizing the transaction contemplated by this Agreement, certified by the Secretary or any Assistant Secretary of Seller.

     9. Settlement; Inventory. By mutual agreement of the parties, but not later than the day before the Closing Date, Seller and Buyer shall jointly conduct and complete a physical count of all included assets to be purchased by Buyer hereunder ("Inventory Date"). Seller and Buyer shall jointly prepare a written inventory report which shall contain the description and quantity of such item and the value of each item of Inventory and other included assets. As set forth in this Agreement, the value of the Inventory being purchased by Buyer, as thus quantified and priced, shall be included in a written settlement statement jointly prepared by Seller and Buyer, which shall also set out the amount attributed toward the Purchase Price for such Inventory and Assets described in
Section 3 above.

     10. Representations, Warranties and Covenants of the Seller . Seller hereby represents, warrants, and covenants to and with Buyer as follows:

     10.1 Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the regulatory and corporate power to own, operate and lease its properties and carry on its business as now being conducted in Colorado.

     10.2 Corporate Authorization; Binding Effect. The execution, delivery and performance of this Agreement by Seller has been duly authorized by the Board of Directors and all of its Shareholders. This Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller and constitutes the legal, valid and binding obligations of Seller enforceable in accordance with their terms.

     10.3 No Conflict With Other Instruments or Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller will not result in a breach or violation of, or constitute a default under Seller's Articles of Incorporation or By-Laws, or any agreement to which Seller is a party or by which Seller is bound or to which any of its property is subject and will not be in violation of any statute, judgment, order, rule or regulation of any court, or any federal, state or other regulatory authority or governmental body having jurisdiction over Seller in effect at the date hereof.

     10.4 No Governmental Authorization Required. No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by Seller of the transactions contemplated by this Agreement.

     10.5 Licenses, Certificates Or Permits. Seller hereby warrants that any and all licenses, certificates or permits necessary to continue the operation of the Business are current and valid up to the time of Closure of the Business (as defined in subsection 5.1 of this Agreement). Except as set forth in writing and delivered to Buyer, Seller hereby warrants that said licenses, certificates or permits have never been suspended or revoked and that there are no proceedings, in progress or threatened, to suspend or revoke said licenses, certificates or permits, except where such suspension or revocation has not had a material adverse affect on the Business.

     10.6 Title to Assets, Absence of Liens, Condition of Assets. Except as provided in this Agreement, Seller has good and marketable title and ownership, and will transfer to Buyer title to all of the Assets, free and clear of all pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, security interests, restrictions, chattel mortgages. The Assets are sold to Buyer in the condition as warranted pursuant to subsection 8.1C of this Agreement. Seller does not know of any latent defects in the Assets or the Premises.

     10.7 Assets. There is no asset used by Seller in its operation of the Business (other than those Excluded Assets referred to in Schedule 2 above) which is not transferred to Buyer pursuant to this Agreement.

     10.8 Compliance With Agreement. Seller, to the best of Seller's knowledge, is not in breach of, or in default under, any agreement, contract or commitment described in Section 1.5. All such contracts and agreements are, and after consummation of the transactions contemplated herein, will be legal, valid and binding obligations of the respective parties thereto, to the best of Seller's knowledge.

     10.9 Financial Statements. (Omitted)

     10.10 Conduct of Business Since . Since 1993,:

     10.10A (Omitted) 10.10B (Omitted) 10.10C (Omitted) 10.10D (Omitted) 10.10E (Omitted)

     10.10F Seller represents, warrants and agrees that all outstanding liabilities of Seller shall be paid in full on or before Closing and that Buyer shall receive possession and control of the Assets and all other rights acquired herein, free and clear of any encumbrances, excepting for Loan in favor of Buyer and assumed by Seller which is the subject of the Covenant Not to Sue described in this Agreement and the Contract to Buy and Sell Real Estate. Seller further warrants that it has paid and will pay all taxes and obligations, as they come due, including but not limited to all gaming taxes and device fees (taxes based on AGP and device fees, local and state) social security, withholding, head, sales workman's compensation, unemployment insurance, and income taxes to date of Closing to all applicable taxing authorities.

     10.11 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the Financial Statements or Schedule 10.10, Seller did not have, as of the date of the Financial Statements, and as of the Date of Closing, any material (individually or in the aggregate) liabilities (secured or unsecured and whether accrued, absolute, direct, indirect, contingent or otherwise).

     10.12 Litigation. Seller, to the best of Seller's knowledge, represents, warrants and covenants that there are no claims, legal actions or governmental investigations threatened against Seller which, if adversely determined, would have a material adverse effect on the Assets or the Business. To the best of Seller's knowledge there are no orders, decrees, judgments or agreements with any court or governmental authority by which Seller or the Assets are bound. Seller does not have any knowledge of any facts or contemplated event which, as far as reasonably can be foreseen, may give rise to any claim, action, suit, proceeding, complaint, investigation or inspection which could materially adversely affect the Assets.

     10.13 List of Contracts and Other Data. Schedule 10.12 sets forth, as of the date of this Agreement, a listing of the following, true and correct copies of which have been furnished to Buyer:

     10.13A All existing contracts and commitments which are material to the Business (including without limitation, mortgages, licenses, leases, indentures, guaranty and indemnification agreements, loan agreements, dealer, franchise distribution agreements, advertising contracts, patent, trademark and similar licenses, and other agreements and contracts), whether written or oral, to which Seller is a party, relating to the Assets or the business operated by Seller at the Business.

     10.13B All material employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans, employee stock ownership plans or retirement plans, severance pay plans, employee profit sharing plans, thrift plans, savings-plans, group life insurance, hospitalization insurance, or other plans or arrangements, and all union or labor contracts, whether written or oral, providing for benefits for employees of Seller at the Business.

     10.13C (Omitted.)

     10.14 Labor Matters. Seller is not a party to any collective bargaining agreements affecting the Business. On the date hereof, there are no material controversies pending or, to the knowledge of Seller or Shareholders, threatened between Seller and any of its employees.

     10.15 Compliance with Laws. The Assets, Premises, and all assets subject to leases described in Schedule 1.5 are being used and occupied, and are located and constructed, in compliance with, and conform to all applicable federal, state and local laws, rules, regulations and ordinances, except where failure to conform would not have a material adverse effect on the Business. Seller, to the best of Seller's knowledge, hereby warrants that the Premises, and Assets are in full compliance with all federal, state and local building, fire, safety, health and environmental requirements; and that, if any expenses are necessary to bring the Premises or Assets into compliance with any such governmental requirements, those expenses shall be the sole responsibility of, and will be paid by Seller. Seller shall also be responsible for compliance with all employment laws including Family Medical Leave Act, Department of Labor laws, whether such laws are Federal or State in nature.

     10.16 Relationship With Suppliers and Customers. (Omitted.)

     10.17 Brokers and Finders. Seller has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. Seller shall be solely liable to pay any monies due any Broker not engaged by Buyer.

     10.18 Environmental Matters. For purposes of this Section 10.18, "Hazardous Substances" shall mean any pollutants, contaminants or other dangerous, toxic or hazardous chemicals, wastes, materials or substances as defined in or governed by any federal, state or local statute, law, regulation or other requirements relating to any Hazardous Substance or otherwise relating to human health and safety or the environment, and also including any urea-formaldehyde, polychlorinated bipheyls, asbestos-containing materials, petroleum products, and any other waste, material, substance, pollutant or contaminant which might subject the owner of the Assets or the Business to any claims, demands, damages, costs, expenses or other liabilities under any applicable statute, law, regulation or other requirements. The warranties and representations set forth in this Subsection 10.18, are restricted to the Seller's knowledge as of the date of Closing and are further restricted to solely those matters which first occurred during Seller's ownership of the Premises. Seller, if it has possession of a Phase I Environmental Study of the Premises shall promptly provide a copy to Buyer.

     No person or entity has asserted against Seller or Shareholders any demands, damages, costs, expenses, causes of action or claims, however defined arising out of or due to (a) the emission, disposal, discharge or other release or threatened release of any Hazardous Substances in connection with the Business or Assets first occurring during the period of Seller's ownership of the Premises or (b) any injury to human health or the environment by reason of the condition, of the Business or the Assets but only to the extent such condition first occurred and came into being during the period of Seller's ownership of the Premises.

     During the period of Seller's Ownership of the Premises, there is not, and has not been, any emission, disposal, discharge or release or threatened release at or from the Assets or the Business of any Hazardous Substances; no part of the Assets or the Business has been used as a landfill, dump or other disposal area for Hazardous Substances, no underground storage tanks (whether or not currently in use) have been located at the Assets or the Business; no Hazardous Substances are located at the Assets or the Business except as may be listed on
Schedule 10.17; and there have been no investigations, inspections, or inquiries of any kind with respect to the Assets or the Business by any governmental authority which in any way pertain to Hazardous Substances or the violation or potential violation of any Environmental Laws (defined below). Seller is not currently being charged with any violation of, and to the best of Seller's knowledge, Seller is now operating, and at all times has operated the Business and the Assets in compliance with all applicable foreign, federal, state and local statutes, laws or regulations or other requirements relating to the environment or human health and safety, including, but not limited to, laws or regulations relating to emissions, disposals, discharges, releases or threatened released of Hazardous Substances into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances ("Environmental Laws). No expenditures will be required in order for Buyer to comply with Environmental Laws in force as of the date of the Agreement in connection with the Business and the Assets after Buyer acquires the Assets from Seller or to clean-up or remove Hazardous Substances which may have been discharged, emitted, disposed of or released at the Business but only to the extent any such discharge, emission, disposal or release first occurred during the period of Seller's ownership of the Premises.

     10.19 Disclosure and Reliance. (Omitted.)

     11. Representations and Warranties of Buyer. Buyer represents, warrants, and covenants to and with Seller as follows:

     11.1 No Conflict With Other Instruments or Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer will not result in a breach or violation of, or constitute a default under Buyer's Articles of Incorporation or By-Laws, or any agreement to which Buyer is a party or by which Buyer is bound and will not be in violation of any statute, judgment, order, rule or regulation of any court, or any federal, state or other regulatory authority or governmental body having jurisdiction over Buyer in effect at the date hereof.

     11.2 Organization, Power. Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Colorado, and has all requisite corporate power and authority to own, operate and lease its properties, and to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

     11.3 Authority Relative to Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby, have been approved by all necessary corporate action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally.

     11.4 No Government Authorization Required. No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by Buyer of the transactions contemplated by this Agreement, except as set forth in the attached Schedule 11.4.

     12. Indemnification of Buyer and Seller.

     12.1 Indemnity by Seller. Except for those specific obligations and amounts assumed by Buyer, Seller shall indemnify and hold Buyer harmless against and in respect of:

     12.1A All debts, liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the date of Closing, regarding Seller's Business and the Premises including, but not limited to:

     (i) Any liabilities, fines, obligations or other expenses arising out of or relating to Seller's failure to comply with any relevant corporate or other federal, state or local laws, rules, ordinances or regulations, or failure to obtain any relevant governmental permit, license, consent or other authorization.

     (ii) Any liabilities obligations or other expenses resulting from any breach of contract, tort, product liability, unfair labor or other employment, unemployment practice, or other claim arising from or with respect to Seller's business operations and asserted by any employee, creditor, customer, claimant or other party:

     (iii) Any liabilities, obligations or other expenses resulting from any suit, action, arbitration, charge, governmental investigation, claim, litigation or proceeding, pending or threatened, affecting any of Seller's properties or business or the Assets existing or arising on or resulting from events which occurred or failed to occur on or before the date of Closing, to the extent not specifically assumed by Buyer hereunder.

     12.2 Any damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty, representation, covenant or non fulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder.

     12.3  All  other  actions,  suits,   proceedings,   demands,   assessments,
adjustments, costs and expenses incident to the foregoing, including, without limitation, actual attorneys' fees and other out-of-pocket expenses.

     12.4 Indemnity by Buyer. Buyer shall indemnify and hold Seller harmless against and in respect of:

     (i) All debts, liabilities and obligations of Seller assumed by Buyer;

     (ii) Any damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty, representation, covenant or non fulfillment of any agreement on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder;

     (iii)  All  other  actions,  suits,  proceedings,   demands,   assessments,
adjustments, costs and expenses incident to the foregoing, including, without limitation, actual attorneys' fees and other out-of-pocket expenses; and

     (iv) Any liability arising from Buyer's operation of the Business and which first accrues following Closing.

     12.5 Notice of Claims. Any party being indemnified pursuant to this Section 12 ("Indemnitee") agrees to give the other party ("Indemnitor") notice of any and all claims asserted against Indemnitee for which indemnification is or may be sought under this Section 12 no later than three (3) years from the date of Closing. Such notice shall be given within a reasonable time after receipt of written notice of such claim by Indemnitee. Failure to give such notice shall not abrogate or diminish Indemnitor's obligation under this Section if Indemnitor has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice Indemnitor's ability to defend such claim.

     12.6 Defense of Claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section 12. Indemnitee shall have the right to select legal counsel to represent Indemnitee and to otherwise control such litigation, proceedings, negotiations and arbitration, subject to the reasonable approval of Indemnitor , which approval shall not be unreasonably withheld, all such legal fees shall be at Indemnitor's expense. If Indemnitor shall, within a reasonable time after notice, fail to defend, Indemnitee shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, at the risk of Indemnitor. If the claim is one that cannot by its nature be defended solely by Indemnitor (including, without limitation, any federal or state tax proceeding) then Indemnitee shall make available all information and assistance as Indemnitor may reasonably request, at Indemnitor's expense.

     12.7 Alternative Dispute Resolution..

     A. Alternative Dispute Resolution. In the event the parties are not able to resolve a dispute between them, the Parties shall proceed in good faith to submit the matter to mediation. In the event the parties fail to resolve the matter within thirty (30) calendar days from the date written notice requesting mediation is sent by one party to the other, the parties agree the matter shall be submitted to binding arbitration. The arbitration shall be governed by Colorado law and, absent agreement of the parties, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such Arbitration shall be held in the greater Denver Metropolitan area. The provisions set forth in this Section shall not apply to any foreclosure of the Deed of Trust against the Premises.

     13. Conditions.

     13.1 This Agreement is expressly conditioned upon:

     (i) The concurrent closing on the attached and incorporated Contract to Buy and Sell Real Estate executed by J.D. Carelli.

     (ii) Issuance of a Limited Gaming License and applicable liquor license to Stage Stop Gaming Hall, Inc. on or before February 13, 1998.

     (iii) This Contract is also conditional upon Seller obtaining at or before Closing consent or amendment to any obligations of Seller held by third parties to assign, transfer and convey the Assets to Buyer free of all liens.

     In the event the foregoing conditions shall not be satisfied or waived on or before said date, any and all earnest monies shall be returned to Buyer forthwith, and this Agreement shall be null, void, and of no further force and effect, and each party hereto shall be released from any and all further liability or obligations hereunder. Buyer may, at Buyer's sole election, waive the foregoing condition. In the event Buyer proceeds to Closing, Buyer shall be deemed to have waived said condition.

     13.2 Inspection; Due Diligence. This Agreement is expressly conditioned upon Buyer's inspection of and investigation of the Premises, Assets and the Business on or before February 11, 1998 ("Inspection Deadline"). If written notice, signed by Buyer, of any unsatisfactory condition of the Assets or Business, is not received by Seller on or before said Inspection Deadline, the same shall be deemed to be satisfactory to the buyer. If written notice of any unsatisfactory material condition, signed by Buyer is given to the Seller, Seller, at its sole option, may correct such unsatisfactory condition. If Seller shall not have corrected said unsatisfactory material condition, or if Buyer shall not have waived the objection which Buyer has registered on or before the Closing Date, this contract shall terminate and this contract shall be null and void and of no other force and effect, and each party hereto will be released from any and all further liability or obligations hereunder and all earnest monies shall be returned to the Buyer forthwith.

     13.3 UCC Search. Seller shall, at its sole cost and expense, deliver to Buyer on or before February 6, 1998 copies of all financing statements, security agreements and other liens as well as the certification from the Secretary of State's office (or other provider acceptable to Buyer) the UCC search as to any filed or other liens, against the Seller or any of the Assets.

     13.4 Condition Precedent. Whenever this Agreement references certain action and written agreement on or before the "Deadline Date", as previously defined in this Agreement, failure of the parties to agree to the same in writing, shall result in a termination of the obligations of both Buyer and Seller under this Agreement.

     14. Expenses and Sales Taxes. Except as otherwise provided herein, each party hereto shall pay its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transaction contemplated herein; provided, however, that the Seller shall pay any sales and use taxes accrued to the Closing Date on those Assets subject to such local or state sales and use taxes. Any sales or use tax resulting from the transfer of the subject assets from Seller to Buyer shall be paid by Seller at the time of Closing. Personal property taxes shall be paid by Seller to date of Closing with evidence of a Certificate of Taxes furnished to Buyer on or before Closing.

     15. Employee Matters. Buyer shall have no obligation to hire or employ any of Seller's employees at the Business. Seller shall indemnify and hold Buyer harmless from and against all liabilities which may exist by virtue of any local, state or federal laws governing the relationship between Seller and its employees. Except as allowed by Seller, prior to Closing, Buyer to keep this matter confidential and disclosure to employees will be solely through the Seller or by joint announcement. Seller consents that Buyer and its representatives may interview any employee of Seller.

     16. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement.

     16.1 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivered personally or mailed by Registered, Certified or Express mail, postage prepaid,or courier (e.g. Federal Express, U.P.S., Airborne) at the expense of sender as follows:

     To the Seller: Mr. Rory Reid, Secretary Gold Coin Incorporated 220 Stewart Avenue Las Vegas, NV 89101

     With copy to: Mr. Brian Hoffmann McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020

     To the Buyer: Mr. J.D. Carelli, President Stage Stop Gaming Hall, Inc. P.O. Box 74. Central City, CO 80427

     With copy to: Kent Jay Levine, Esq. Kent Jay Levine, P.C. 3780 S. Broadway Englewood, CO 80110-3612 or at such other addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

     The parties further intend and agree that, in the event not otherwise specified, ten (10) business days shall be assumed to be commercially reasonable and adequate notice for such matters as notification of intent to enforce remedies including, without limitation, the rights of secured party under the Uniform Commercial Code.

     16.2 Waivers. Any party hereto may, by written notice to the other party hereto, (i) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or
(iv) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements, contained in this Agreement. The Waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     16.3 Survival of Representations, Warranties, Covenants and Indemnifications. The terms, conditions representations, warranties, covenants, agreements and Indemnifications contained in this Agreement shall survive the Closing shall not be merged into any documents or instruments of Closing, without limitation, provided written notice of any breach is received by the other party on or before three (3) years from Closing.

     16.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. Time is of the essence to this Agreement.

     16.5 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

     16.6 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     16.7 Assignability. Notwithstanding anything contained herein to the contrary, the foregoing shall not be deemed to permit the assignment by Buyer of any rights under this Agreement, as this Agreement is not assignable nor delegable by Buyer, except as provided in this Agreement.

     16.8 Effect of Headings. The heading of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

     16.9 Schedules. All Schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if more fully set forth.

     16.10 (Omitted.)

     16.11 (Omitted.)

     16.12 (Omitted.)

     16.13 (Omitted.)

     16.14 Books and Records. Buyer agrees that all books and records and other information given by Seller to Buyer shall be returned to Seller if Buyer does not complete this Agreement. In all events, Buyer will keep all matters of information obtained from said books and records, directly or indirectly, in a confidential manner and shall not disclose that information to any third parties, except licensing authorities, governmental authorities and lenders, if any.

     16.15 Modification in Writing. This Agreement may not be amended nor may any right hereunder be waived, except by an instrument in writing executed by the parties hereto, or except by the functioning of the appropriate terms written herein.

     16.16 Severability. In the event any provisions hereof are found to be unenforceable or illegal, the remaining portions hereof shall nonetheless be enforceable provided that the underlying purposes of this Agreement may be effectuated thereby.

     16.17 Counterparts: Facsimile Execution. This Agreement may be executed in counterparts, including executed copies transmitted by Facsimile, or other electronic means, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Each party shall exchange and original signed document subsequent to transmitting a facsimile or electronically transmitted copy.

     16.18 Survival of the Covenants. (Omitted.)

     16.19 Business Day. In the events any date for performance or any act shall otherwise fall on a weekend or holiday, the same shall instead be deemed to be extended to the next succeeding business day.

     16.20 Further Cooperation. Each party agrees, in good faith, to cooperate with the other, and make such further assurances and execute or cause to be executed such further instruments as may be reasonably requested by the other party in order that this Agreement may be fully performed in accordance with its intent and provisions.

     16.21 Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

     16.22 Time of the Essence. Time shall be of the essence with respect to the performance with the laws of the State of Colorado applicable to contracts made and performed entirely therein.

     16.23 Closing. The business day following completion of the inventory shall be the Closing Date. For purposes of this Agreement, Closing shall be deemed to mean the time and place at which documents, and assets shall be executed, delivered, transferred, tendered, assigned, and/or conveyed pursuant to the terms of this Agreement.

     16.24 Remedies. If any payment or performance due hereunder is not paid, honored or tendered when due, or any other obligation hereunder is not performed as provided herein, at the election of the non-defaulting party shall be entitled to all such remedies available at law, in equity, including, without limitation specific performance, the right to a receivership, and as provided by agreement of the parties. Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Agreement, any court or arbitration panel shall award to the prevailing party all reasonable costs and expenses, including attorney fees.

     16.25 Casualty. In the event the Business premises and/or tangible Business assets to be conveyed hereunder are substantially damaged by fire, flood, or other casualty between the date of this Agreement and the date of Closing, Buyer or Seller may avoid the contract and a full refund of all Buyer's earnest monies shall be remitted immediately.

     IN WITNESS WHEREOF, the parties acknowledge they have read this Agreement, agree to be bound by this Agreement, and have each executed this Agreement effective as of the day and year first above written.

                                       BUYER:

                                       Stage Stop Gaming Hall, Inc.


                                       By:
                                           Mr. J.D. Carelli, President

                                       SELLER:

                                       Gold Coin Incorporated



                                       By:
                                           Mr. Rory Reid, Secretary

                                  SCHEDULE 1.5

                              LEASES AND CONTRACTS

                           VENDOR                             DESCRIPTION               CONTRACT
                                                                                          DATE
                  Central Bank/Bank Western          ATM Machine                            /93

no copy           Muszac                             Music

                  Dover Elevator Company             Elevator Maintenance                6/8/93

                  Denver Burglar Alarm               Burglar alarm maintenance           6/8/93

                  Denver Burglar Alarm               Fire alarm maintenance              6/8/93

                  IGT                                Slot machine maintenance            5/2/97

no copy           Terminex                           Exterminator

                  Glory Maintenance                  Coin counter maintenance            4/9/96

no copy           BFI                                Trash Removal

no copy           BFI                                Trash Removal


If Buyer does not receive copies (of the above contracts shown as "no copy") or does not supply written approval to Seller on or before 2/11/98, such contracts shall be excluded from this Schedule 1.5.

                                  SCHEDULE 3.3

                          ALLOCATION OF PURCHASE PRICE


1.       Inventory and supplies                                   $      10,000

2.       Furniture, equipment, machines and tokens                $     600,000

3.       Building and Improvements                                $   1,567,500

4.       Land                                                     $     572,500

                                                                  $   2,750,000